Exhibit 99.1

PRESS RELEASE

Contact: Physicians Realty Trust John T. Thomas President and CEO (214) 549-6611 John W. Sweet (414) 978-6611 jtt@docreit.com jws@docreit.com	Investors: The Ruth Group Stephanie Carrington/David Burke 646 536-7017/7009 scarrington@theruthgroup.com dburke@theruthgroup.com

Physicians Realty Trust Announces

Closing of $75 Million Line of Credit,

Acquisition Agreement for New Investment,

And

Other Recent Developments

Milwaukee, WI —(Business Wire)—August 30, 2013 — Physicians Realty Trust (NYSE: DOC) (“the Company”), a self-managed healthcare real estate company today announced the closing of a $75 million line of credit with a $175 million accordion feature with a syndicate of banks led by Regions Bank, N.A., discusses its first acquisition agreement, and other recent developments.

“Physicians Realty Trust’s initial portfolio, ability to access capital, and extensive relationships among physicians and other health care providers are enabling us to rapidly execute our business plan and providing us with opportunities to manage and increase our revenue and predictable cash flow. ” commented John T. Thomas, President and CEO of Physicians Realty Trust. “We recently completed the successful execution of our initial public offering, including the underwriter’s exercise of their overallotment option, resulting in $123.8 million in net proceeds.”

Mr. Thomas continued, “With the closing of our new $75 million line of credit, and the net proceeds of our IPO, we are well capitalized to execute our business plan.  As we grow and work to create value for the Company and its shareholders over the long run, we intend to maintain a focus on cultivating relationships with high quality health care providers, across the continuum of care, well positioned for growth and success in sustainable healthcare markets.  With that in mind, we are excited to partner and form a long-term relationship with Phil Douglas and his LifeCare Holdings team, by reaching an agreement to purchase the facility leased by LifeCare Hospitals of North Texas, L.P.  We look forward to closing this acquisition promptly and working with LifeCare as they grow and evolve their clinical business plan over time.”

Mr. Thomas also added, “We are pleased with the financial results of the assets contributed by our predecessor company for the quarter ended June 30, 2013, as these assets form the base of our opportunity for cash flow growth and investments in the future.”

Recent Highlights

•                  On July 24, 2013, completed initial public offering of 10,434,782 common shares at a public offering price of $11.50 per share

•                  On August 7, 2013, underwriters of the IPO exercised their overallotment option to purchase an additional 1,318,815 common shares

•                  Received net proceeds of approximately $123.8 million from the IPO, including the overallotment shares

•                  Completed the formation transactions described in our IPO prospectus resulting in the contribution of 19 properties by our predecessor to the Company, as of July 24, 2013

•                  Entered into a $75 million line of credit, with accordion feature allowing the possibility of increasing the line of credit to up to $250 million

•                  Signed definitive agreement to acquire the real property leased to LifeCare Hospitals of North Texas, L. P., for $18.2 million

•                  Reported total revenues for its predecessor company of $3.3 million for the second quarter 2013 and $6.6 million for the six month period ended June 30, 2013, representing increases from the comparable periods of last year of 4.4% and 3.0%, respectively

Initial Public Offering

On July 24, 2013, we closed our IPO, pursuant to which we sold 10,434,782 common shares to the public at a public offering price of $11.50 per share, and on August 7, 2013, the underwriters of the IPO exercised their overallotment option to purchase an additional 1,318,815 common shares, resulting in total net proceeds from the IPO to us of approximately $123.8 million after deducting expenses and underwriting discounts.

Investment Highlights

Upon completion of our IPO and related formation transactions, our predecessor contributed to us our initial portfolio of 19 properties located in ten states. These properties total approximately 528,048 net leasable square feet, which as of June 30, 2013, were approximately 84.5% leased with a weighted average remaining lease term of 7 years.

Entered into $75 Million Line of Credit

On August 29, 2013, the Company and certain subsidiaries, entered into a $75.0 million senior secured revolving credit facility. Subject to the satisfaction of certain conditions, including additional lender commitments, the Company has the option to increase the borrowing capacity under the revolving credit facility up to $250.0 million. The revolving credit facility has a three-year term with an initial maturity date of August 29, 2016, with the option to extend the term to August 29, 2017.  Borrowings under the senior secured revolving credit facility bear interest at rates generally between LIBOR plus 2.65% and LIBOR plus 3.40%.

Acquisition Agreement for the Real Estate Leased to LifeCare Hospitals of North Texas, L. P.

The Company has entered into a definitive agreement to purchase the real estate leased to LifeCare Hospitals of North Texas, L. P., a wholly owned subsidiary of LifeCare Hospitals, L.L.C., a national long-term acute care provider with a network that includes 26 locations in nine states.  The property is a 75,442 square foot hospital with 66 licensed beds and the ability to expand by 34 beds.  LifeCare has been operating the hospital for ten years and recently extended its triple-net lease for an additional ten years with annual escalations in rent of 3%.

Mr. Thomas, President and CEO of Physicians Realty Trust, stated, “The opportunity to partner with LifeCare Hospitals again, provides an excellent investment for Physicians Realty Trust.  This property meets our investment criteria that is, a facility leased on a long-term basis to a high quality health care provider, that is financially sound, and is poised for growth and success in a sustainable market.  We will continue to seek opportunities to further diversify our portfolio to grow our stable revenue base and predictable long-term cash flows.”

Phillip B. Douglas, CEO and Chairman of LifeCare Hospitals, commented, “We are pleased to be working with Physicians Realty Trust and with John Thomas once again.  We have recently extended our lease agreement for this facility by ten years, demonstrating our commitment to the Dallas-Fort Worth market, and we look forward to furthering our relationship with Physicians Realty Trust in the future.”

The transaction is expected to close in September, subject to customary closing conditions.  The acquisition is subject to completion of due diligence, and there can be no assurance that the transaction will be completed during that time period or at all.

Second Quarter Financial Results for our Predecessor(1)

Total revenues of our predecessor for the second quarter of 2013 were $3.3 million, an increase of 4.4% compared to the three months ended June 30, 2012. For the six month period ended June 2013, total revenues were $6.6 million, an increase 3.0% from the six months ended June 30, 2012.

Rental revenues increased to $2.6 million for the second quarter, up 2.7% from the same period of 2012, primarily due to two new triple net leases totaling 15,431 square feet and a new 5-year lease extension on a 38,098 square foot space entered into in December 2012, February 2013, and June 2012, respectively. For the first six months of 2013, rental revenues were $5.0 million, essentially the same as the prior year period, primarily due to the expiration and non-renewal of a lease, offset by the two new triple net leases and the 5-year lease extension.

Expense recoveries were $0.8 million for the three month period ended June 30, 2013, an increase of 10.4% from the second quarter of 2012, due primarily to the new triple net leases described above. Expense recoveries for the six month period ended June 30, 2013 were $1.6 million, an increase of 14.2% from the prior year period.

For the second quarter of 2013, operating expenses were $2.6 million, an increase of 6.4% as compared to the three months ended June 30, 2012. Operating expenses for the six month period were $5.3 million, an increase of 2.2% from the six months ended June 30, 2012.

For the three months ended June 30, 2013, our predecessor had a net loss before discontinued operations of $0.3 million versus a net loss of $0.4 in the second quarter of 2012. Net loss before discontinued operations for the first six months of 2013 was $0.6 million compared to a net loss of $1.0 million for the six months ended June 30, 2012.

(1)  Financial results reflect the operations of our predecessor, which is not a legal entity but rather a combination of real estate entities under common control by The Ziegler Companies, Inc. and represent results prior to completion of our IPO and our ownership of the properties in our initial portfolio.

About Physicians Realty Trust

Physicians Realty Trust is a self-managed healthcare real estate company recently organized to acquire, selectively develop, own and manage healthcare properties that are leased to physicians, hospitals and healthcare delivery systems. The Company invests in real estate that is integral to providing high quality healthcare. The Company plans to make an election to be taxed as a real estate investment trust (REIT) for U.S. federal income tax purposes.

Forward-Looking Statements

Certain matters within this press release are discussed using forward-looking language as specified in the Private Securities Litigation Reform Act of 1995, and, as such, may involve known and unknown risks, uncertainties and other factors that may cause the actual results or performance to differ from those projected in the forward looking statement.  These forward-looking statements may include statements related to the Company’s ability to generate internal and external growth and to execute its business plan.  For a description of factors that may cause the Company’s actual results or performance to differ from its forward-looking statements, please review the information under the heading “Risk Factors” included in the Company’s final prospectus in connection with its initial public offering filed by the Company with the Securities and Exchange Commission on July 19, 2013.